                                                                   Exhibit 99.04

FOR IMMEDIATE RELEASE

        CONTACT
        Kristy Jarosh, The Weber Group
        +1 (503)-790-9042
        kjarosh@ca.webergroup.com

        Bob Bogard, Geoworks
        +1 (510) 814-5811
        bbogard@geoworks.com


  GEOWORKS ANNOUNCES INTELLECTUAL PROPERTY RIGHTS POSITION ON WAP AND INITIATES
                                LICENSING PROGRAM

    Company Supports One, Open Standard For Wireless/Internet Communications

ALAMEDA, Calif. (January 19, 2000) - Geoworks Corporation (NASDAQ: GWRX), a pioneer in wireless data communications services and technologies, today announced it has officially informed the WAP Forum and its members that it holds essential Intellectual Property Rights (IPR) for the Wireless Application Protocol (WAP), and the Wireless Markup Language (WML) Specification, and has established a licensing program to make this IPR available to all WAP Forum members. In May of 1999, Geoworks, in accordance with WAP Forum guidelines, was the first WAP member to announce its patented technology is employed as essential technology in the WAP standard. In accordance with the WAP Forum's IPR protocol, Geoworks has now informed all WAP Forum members that it is pursuing licensing of its patented technology on fair, reasonable and non-discriminatory terms and conditions.

The Geoworks patent for invention of a flexible user interface for mobile communications devices (US Patent #5,327,529) is potentially implicated by products and services based on the WAP specification. Geoworks holds this patent for devices, including mobile phones, which are based on the WAP specification and placed into the stream of commerce in the United States and Japan.

According to Boston-based industry analysts The Yankee Group, more than 52 million WAP handsets are expected to be shipped in the United States by 2004. In Japan, J-Phone, IDO and DDI already support the WAP standard and NTT DoCoMo, the world's largest wireless carrier, has announced its intention to support WAP.

"As part of our support for WAP and a single industry standard, Geoworks is happy to make its proprietary technology available to all members of the WAP Forum," said Dave Grannan, President and CEO of Geoworks Corporation. "We will be actively working with all members to ensure that they have fair rights to our technology."

Geoworks is dedicated to driving a single, open standard for WAP to accelerate the worldwide market for mobile devices that can easily and instantly access and interact with information and services.



                                     (more)

                                 Geoworks Announces IPR Position on WAP - Page 2



"We have been studying the intellectual property, financial liability, and licensing issues carefully with an experienced team of advisors for quite some time," said Don Ezzell, General Counsel of Geoworks Corporation. "Our objective is to handle technology royalties in the businesslike manner proposed by the WAP Forum, and we believe our comprehensive licensing program is the right approach."

Geoworks has already entered licensing discussions with several key WAP Forum members. The WAP Forum is the industry association that has developed the de facto world standard for wireless information and telephony services on digital mobile phones and other wireless terminals. Member companies include Ericsson Mobile Communications AB, Intel, Microsoft, Motorola Limited, Nokia Mobile Phones, Phone.com Inc., and QUALCOMM Inc., among 200 other member companies around the world.

Geoworks has posted on its web site (www.geoworks.com) a white paper entitled "The Geoworks Wireless Internet Patent: Invention and Innovation in Flexible User Interface Technology." The white paper details many issues of interest to WAP Forum members and non-members, including licensing details, legal issues and technical information.

ABOUT GEOWORKS
Geoworks Corporation (Nasdaq: GWRX) is a leading provider of mobile e-commerce and information services for the business and consumer markets. The company offers Internet-based information services, including advertising-sponsored content, to the growing universe of digital mobile phones and pagers. Based in Alameda, California, the company has international offices in Sweden, Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com.

                                      # # #

In keeping with U.S. law, Geoworks notes that this press release includes independent third-party research and forward-looking statements, including the emergence of, and Geoworks' participation in, the mobile services market, the potential size of the market, and technology innovation and licensing issues relevant to these markets. Actual results may vary significantly due to various risks and uncertainties. Those include, but are not limited to, the following:
i) the mobile services market may not emerge to the degree or timing anticipated; and ii) new technologies, licensing programs and new services are inherently subject to development, timing and consumer acceptance risks. Additional information is available in the Risk Factors and Business discussions in the Company's Forms 10- K, 10-Q and other filings available from the Company or from the Securities and Exchange Commission.